AMENDMENT NO.1 TO THE WARRANT AGREEMENT

This Amendment No.1, dated as of March 12, 2010 (this "Amendment"), to the Warrant Agreement, dated as of March 7, 2008 (the "Warrant Agreement"), is entered into by and between Hambrecht Asia Acquisition Corp., a corporation organized under the laws of the Cayman Islands (the "Company"), with offices at 13/F Tower 2, New World Tower, 18 Queens Road Central, Hong Kong, and Continental Stock Transfer & Trust Company, a New York corporation ("Warrant Agent"), with offices at 17 Battery Place, New York, New York, 10004.

WHEREAS, the Company consummated its initial public offering in March 2008, pursuant to which the Company issued, after giving effect to the exercise of a portion of the overallotment option, 4,239,300 units;

WHEREAS, each unit consisted of one share of ordinary share, par value $0.001 per share, of the Company (the "Ordinary Share") and one warrant to purchase one Ordinary Share at an exercise price of $5.00 per share (the "Public Warrants");

WHEREAS, in conjunction with its initial public offering, the Company privately placed 1,150,000 warrants (the "Insider Warrants"), to certain investors named in the Registration Statement, with each Insider Warrant exercisable into one Ordinary Share at $5.00; and

WHEREAS, the Company also issued an option to Broadband Capital Management, Inc. (“Broadband”) to purchase 280,000 units each consisting of one Ordinary Share and one warrant to purchase One Ordinary Share at $5.00 per share (the “Representative Warrants”, and together with the Public Warrants and the Insider Warrants, the “Warrants”);

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used, but not defined, herein shall have the meaning given to such terms in the Warrant Agreement;

WHEREAS, the Company has entered into that certain Share Exchange Agreement ,dated February 11, 2010 (the "Share Exchange Agreement"), by and among the Company, Honesty Group Holdings Limited, a company organized under the laws of Hong Kong (“Honesty Group”), and each of the shareholders signatories thereto, pursuant to which the shareholders of Honesty Group will contribute all of the outstanding capital stock of Honesty Group to the Company in exchange for 11,000,000 newly issued Ordinary Shares of the Company, subject to upward adjustment as described in the Share Exchange Agreement (the “Acquisition”);

WHEREAS, pursuant to the Share Exchange Agreement, the Company agreed to seek the approval of the holders of its outstanding Warrants to amend the Warrant Agreement to provide that : (i) the exercise price for each Ordinary Share for which the Warrant is exercised is increased from $5.00 to $8.00; (ii) the term of each warrant is extended by one year to expire on the earlier of March 7, 2014 or the redemption of the Warrant in accordance with the Warrant Agreement; and (iii) the holders of Public Warrants shall have the right to demand redemption of their public Warrant by the Company at $0.50 per share upon the consummation of the Acquisition (collectively, the "Warrant Redemption Proposal");

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the Warrant Agreement may be amended upon written consent of Broadband and registered holders of a majority of the outstanding Warrants;

WHEREAS, a majority of the outstanding Public Warrants and Insider Warrants has approved the Warrant Redemption Proposal and given their written consent at to this Amendment, and Broadband has given its written consent to this Amendment; and

WHEREAS, the conditions precedent to the consummation of the transactions contemplated by the Share Exchange Agreement other than this Amendment have been or simultaneously herewith are satisfied and  the Closing of the Acquisition will constitute a Business Combination within the meaning of Section 3.2 of the Warrant Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1. Amendment of Warrant Agreement.

(a) The first sentence of Section 3.1 of the Warrant Agreement is hereby amended to read in its entirety as follows:

Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of Ordinary Shares, at the price of $8.00 per Ordinary Share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.

(b) The first sentence of Section 3.2 of the Warrant Agreement is hereby amended to read in its entirety as follows:

A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of the consummation by the Company of a stock exchange, asset acquisition or other similar business combination (“Business Combination”) (as described more fully in the Company’s Registration Statement) or March 7, 2009, and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) March 7, 2014 or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”).

(c) A new Section 6A is hereby added to the Warrant Agreement:

6A. Special Redemption in Connection with a Business Combination

6A.1 Redemption of Public Warrants.  Subject to the consummation of the Business Combination as provided in Section 6A.2 hereof, any Public Warrants may be redeemed, at the option of the holder thereof, at the office of the Warrant Agent at a price of $0.50 per Warrant, by notice given to the Company at any time prior to the special meeting of Warrantholders to be held on March 8, 2010, and any adjournment thereof (the “Special Meeting”), provided, however, that if any holder of Public Warrants fails to attend, in person or by proxy, the Special Meeting, or fails to give written notice prior to the Special Meeting of such holder’s intention to continue to hold Public Warrants on the terms of the Warrant Agreement, as amended from time to time, such holder shall be deemed to have demanded redemption of all the Public Warrants held by such holder on the terms of this Section 6A. The Company may, at its sole election and without notice to any holder, extend the period of time for an holder to elect to redeem a Public Warrant pursuant to this Section 6A.

6A.2 Conditions to Redemption.  The obligation of the Company to redeem any Public Warrant as provided in Section 6A.1 above is conditioned upon the Company consummating a Business Combination by March 12, 2010, or such later date as maybe provided in the Company’s Amended and Restated Articles of Incorporation, and receipt from the holder of the certificate representing the Public Warrant and a properly completed letter of transmittal within twenty (20) business days after consummation of the Business Combination.

2. Form of Warrant.  After the effective date of this Amendment, the terms of each Public Warrant shall be amended without further action on the part of any holder and notwithstanding the terms of any certificate representing such Warrant, each Warrant shall have the terms set forth in the Warrant Agreement as amended by this Amendment.

3. Miscellaneous.

(a) Governing Law.  The validity, interpretation, and performance of this Amendment and of the Public Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

(b) Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

(c) Entire Agreement.  This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

(d) Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(e) Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

(f) Indemnification. The Company agrees to indemnify and save harmless the Warrant Agent from and against all claims, liabilities, losses, damages, charges, expenses, actions or causes of action that may be incurred by or brought against the Warrant Agent related to the execution of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Warrant Agreement as of the date first set forth below.

HAMBRECHT ASIA ACQUISITION CORP.

By:	/s/ Hao Wu
	Name:	Hao Wu
	Title:	CFO

Date: 2010.3.12

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Steven Nelson
	Name:	Steven Nelson
	Title	President

Date: 3/12/10

Acknowledged and Agreed:
BROADBAND CAPITAL MANAGEMENT, INC.

By:	/s/ Mike Rapp
	Name:	Mike Rapp
	Title:	Chairman

Date: 3/12/10

Signature Page to the Amendment